EXHIBIT 99.1

              SEALIFE CORPORATION ANNOUNCES SECOND QUARTER RESULTS


Friday, August 19, 2005 - 9:30 a.m. Eastern (6.30 am PST)

Culver City, CA, August 19, 2005, - SeaLife Corporation (OTCBB: SLIF), on August 18, 2005, reported its financial results for the three months and six months ended June 30, 2005.

SeaLife Corporation net sales were $41,279 for its second quarter compared to $2,374 for the same period in fiscal 2004. For the second quarter of fiscal 2005, SeaLife reported a net loss of $414,732 or $0.02 per share, compared to a loss of $147,027, or $0.01, for the comparable 2004 period. For the first 6 months of 2005, sales were $77,331, an increase over the sales for the same period in 2004 of $24,742. On a sequential basis, the expenses of $806,090 incurred in the first quarter of 2005 reduced to $430,448 in the 2nd quarter ending June 30, 2005 due to reduced legal and consulting fees. The company expects that its legal and consulting fees will increase in the third quarter.

In  other  news,  the  Company's  indirectly-owned  subsidiary,  Sealife  Marine
Products, Inc., entered into a distribution agreement with Mr. Knut Onstad, pursuant to which Mr. Onstad, or his nominee, will be the exclusive distributor of, and will promote the sale and use of, products manufactured by SeaLife Marine to distributors of boats, barges and marine vessels, shipyards, boatyards and marine dealers in Norway, Sweden, Finland, Denmark and Iceland. SeaLife Marine products are not currently approved for sale in Norway, Sweden, Finland, Denmark and Iceland. However, the Company is currently pursuing such approval in Sweden.

In addition, the Company's indirectly-owned subsidiary, ProTerra Technologies, Inc. entered into a distribution agreement with Kevin Durst, pursuant to which Durst will be the exclusive distributor of, and will promote the sale and use of, products manufactured by Proterra Technologies, to distributors, dealers, farm co-ops, retail stores, governments, and governmental agencies in Algeria, Libya, Egypt, Tunisia, Morocco, Turkey, Syria, Iraq, Jordan, Saudi Arabia, Kuwait, Iran, United Arab Emirates, Yemen, Oman, Lebanon, West Bank, Bahrain, and Qatar. ProTerra products are not currently approved for sale in these countries. However, the Company is currently pursuing such approval in Algeria.

Robert McCaslin, the Company's Chief Executive Officer, stated that "we are continuing to invest in the growth of a distribution infrastructure in the United States, Europe and Africa. This investment has resulted in increases in sales, which we anticipate will continue as we obtain regulatory approvals throughout our current and future distribution territories."

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements. Examples of forward looking statements included in this press release include statements regarding the Company's anticipated expenses in the third fiscal quarter of 2005. Except for historical information, the forward looking statements discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company's filings with the


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Securities and Exchange Commission.  The Company assumes no obligation to update
or  supplement   forward-looking   statements  that  become  untrue  because  of
subsequent events.

SOURCE: SEALIFE CORPORATION

For Company contact: SeaLife Corporation Phone: (310) 338-9757.

Visit our web site: www.sealifemarine.com


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